AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SKYWIDE CAPITAL MANAGEMENT LIMITED

AND

SINOENERGY CORPORATION

DATED AS OF OCTOBER 12, 2009

ARTICLE I		1
1.1	Certain Defined Terms	1
1.2	Other Defined Terms	6
ARTICLE II THE MERGER		6
2.1	Effective Time of the Merger	6
2.2	Closing	7
2.3	Effects of the Merger	7
2.4	Directors and Officers	7
ARTICLE III CONVERSION OF SECURITIES		7
3.1	Conversion of Capital Stock	7
3.2	Exchange of Certificates, Company Stock Options and Company Stock Purchase Warrants	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
4.1	Organization, Standing and Power; Subsidiaries.	10
4.2	Capitalization.	11
4.3	Authority; No Conflict; Required Filings and Consents.	13
4.4	SEC Filings; Financial Statements; Reporting Requirements.	14
4.5	No Undisclosed Liabilities; Indebtedness	16
4.6	Absence of Certain Changes or Events	17
4.7	Taxes	17
4.8	Owned and Occupied Real Properties	17
4.9	Intellectual Property	17
4.1	Agreements, Contracts and Commitments; Government Contracts.	17
4.11	Litigation; Product Liability; Product Recalls	18
4.12	Environmental Matters	18
4.13	Employee Benefit Plans	18
4.14	Compliance With Laws	18
4.15	Labor Matters	18
4.16	Opinions of Financial Advisors	18
4.17	Insurance	18
4.18	Brokers	18
4.19	Certain Approvals	19
4.2	Unlawful Payments	19
4.21	Affiliate Transactions	19
4.22	Guaranteed Senior Notes	19
4.23	No Other Representations or Warranties.	19

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		20
5.1	Organization, Standing and Power	20
5.2	Authority; No Conflict; Required Filings and Consents.	20
5.3	Information Provided	21
5.4	Financing	21
5.5	Brokers	21
5.6	Shares	21
ARTICLE VI CONDUCT OF BUSINESS		22
6.1	Covenants of the Company	22
ARTICLE VII ADDITIONAL AGREEMENTS		24
7.1	No Solicitation.	24
7.2	Proxy Statement.	26
7.3	Nasdaq Quotation	27
7.4	Access to Information	27
7.5	Shareholders Meeting	27
7.6	Cooperation; Further Action.	28
7.7	Public Disclosure	29
7.8	Company Stock Plans.	29
7.9	Shareholder Litigation	29
7.1	Notification of Certain Matters	30
7.11	Directors’ and Officers’ Indemnification and Insurance.	30
7.12	Loans to Company Employees, Officers and Directors	31
7.13	Takeover Statutes and Laws	31
7.14	Standstill Agreements; Confidentiality Agreements	32
ARTICLE VIII CONDITIONS TO MERGER		32
8.1	Conditions to Each Party’s Obligation To Effect the Merger	32
8.2	Additional Conditions to Obligations of the Buyer	32
8.3	Additional Conditions to Obligations of the Company	34
ARTICLE IX TERMINATION AND AMENDMENT		35
9.1	Termination	35
9.2	Effect of Termination	36
9.3	Fees and Expenses	36
ARTICLE X MISCELLANEOUS		38
10.1	Amendment	38
10.2	Extension; Waiver	38
10.3	Non−Survival of Representations, Warranties and Agreements	38
10.4	Notices	38
10.5	Entire Agreement	39
10.6	No Third Party Beneficiaries	39
10.7	Assignment	40
10.8	Severability	40
10.9	Counterparts and Signature	40
10.1	Interpretation	40
10.11	Governing Law	41
10.12	Remedies	41
10.13	Submission to Jurisdiction	41
10.14	Waiver Of Jury Trial	41

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2009, is by and between Skywide Capital Management Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (the “Buyer”) and Sinoenergy Corporation, a corporation organized under the laws of the state of Nevada (the “Company”).

WHEREAS, the Board of Directors and members of Buyer and the Board of Directors of the Company deem it advisable and in the best interests of each Party and their respective members and shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Company with and into the Buyer in accordance with the terms of this Agreement and the NGCL and the BVIBCA.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer and the Company agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms.  As used in this Agreement, the following terms have the meanings ascribed thereto in this Article:

Action means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Entity, arbitrator or mediator.

Affiliate when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act; provided, that for purposes of this Agreement, Buyer shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of Buyer.

Agreement has the meaning attributed thereto in the Preamble.

Business Day means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

Buyer has the meaning attributed thereto in the Preamble.

Buyer Material Adverse Effect  means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise), or results of operations of the Buyer and its Subsidiaries, taken as a whole or (ii) the ability of the Buyer to consummate the transactions contemplated by this Agreement.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Buyer Material Adverse Effect  or Company Material Adverse Effect.

BVIBCA means the British Virgin Islands Business Companies Act, 2004, as amended.

Company has the meaning attributed thereto in the Preamble.

Company Balance Sheet means  the consolidated, audited balance sheet of the Company as of September 30, 2008.

Company Board means the Board of Directors of the Company.

Company Disclosure Schedule has the meaning attributable thereto in the first paragraph of Article IV.

Company Material Adverse Effect means any change in, or effect on, the business, operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding effects resulting from (i) changes in general economic conditions or in the securities markets in general that do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other companies in the same industry, (ii) changes in the industries in which the Company and its Subsidiaries operate (including legal and regulatory changes) that do not specifically relate to the Company and its Subsidiaries and that do not affect the Company and its Subsidiaries in a materially disproportionate manner relative to other companies in such industry, (iii) acts taken pursuant to or in accordance with this Agreement at the request of the Buyer, or (iv) acts of terrorism or war (whether or not declared); provided, however, that the Buyer recognizes that the Company has incurred net losses for the three and nine months ended June 30, 2009, and that the financial statements at June 30, 2009 and for the nine months then ended include an explanatory paragraph stating that the financial statements have been prepared on a going concern basis and do not include any adjustments that might result from the uncertainties described in the third paragraph of Note 2 of the notes to such consolidated financial statements (the “Uncertainties Paragraph”) and the continuation of losses substantially consistent with such losses and the continuation of the matters described in the Uncertainties Paragraph shall not be deemed a Company Material Adverse Effect.

Company Unaudited Balance Sheet means the consolidated, unaudited balance sheet of the Company as of June 30, 2009.

Encumbrance means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, transfer restriction, voting agreement, proxy or other limitation on voting rights, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Governmental Entity means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality of any nation, state or other political subdivision thereof, or any stock market or stock exchange on which the Shares are listed for trading.

Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

Indebtedness means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person.

Intellectual Property means the rights associated with or arising out of any of the following:  (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); and (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”).

Knowledge means, with respect to any particular matter pertaining to the Company or any Subsidiary, the actual knowledge of the chief executive officer, the executive vice president or the chief financial officer of the Company regarding such matter; provided that such officers shall be deemed to have made due and diligent inquiry of those employees, agents, consultants or other Persons whom such officers reasonably believe would have knowledge of the matters represented.

Law means any statute, law, ordinance, regulation, rule, code, principle of common law and equity or other requirement of law of a Governmental Entity or any Governmental Order.

Merger has the meaning attributed thereto in the Preamble.

NGCL means the Nevada General Corporation Law (NRS §§ 78.010, et seq. and NRS §§ 92A.005, et seq.) , as amended.

Ordinary Course of Business, with respect to any action, means such action is:

(i)           consistent with the recent past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           not required to be authorized by the board of directors of such Person.

Person means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

SEC means the United States Securities and Exchange Commission.

Securities Act  means the Securities Act of 1933, as amended.

Shares means the $.001 par value common stock of the Company.

Subsidiary means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

Taxes means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

Tax Returns means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

A Triggering Event shall be deemed to have occurred if:  (a) the Company Board shall have failed to recommend that the Company’s shareholders vote to approve the Agreement, or shall have withdrawn or modified (without the consent of the Buyer) in a manner adverse to the Buyer the Company Board Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement); (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (c) the Company Board fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is fair to and in the best interests of the Company’s shareholders, in a press release if so requested by the Buyer, within 10 days after the Buyer requests in writing that such recommendation or determination be reaffirmed; (d) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal, other than confidentiality agreements that the Company is required or permitted to enter into pursuant Section 7.1 of the Agreement; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, or filed with the SEC, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) the Company or any Representative of the Company shall have breached in any material respect any material obligations set forth in Section 7.1 of this Agreement.

1.2 Other Defined Terms.  The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                                                                           Section
Acquisition Proposal	7.1(d)
Articles of Merger	2.1
BMC	4.15
Certificates	3.2(a)
Closing	2.2
Closing Date	2.2
Code	3.2(g)
Company Board Recommendation	7.5
Company Convertible Notes	4.2(b)
Company Material Contracts	4.10(a)
Company SEC Reports	4.4(a)
Company Shareholder Approval	4.3(a)
Company Shareholders Meeting	4.4(d)
Company Stock Options	4.2(b)
Company Stock Plans	4.2(b)
Company Stock Purchase Warrants	4.2(b)
Company Voting Proposal	4.3(a)
Costs	7.11(a)
Effective Time	2.1
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Expenses	9.3(a)
GAAP	4.4(b)
Indemnified Directors and Officers	7.11(a)
Instruments of Indebtedness	4.10(a)
Material Contract	4.10(a)
Merger Consideration	3.1(a)
Option Consideration	7.8(b)
Outside Date	9.1(b)
Proxy Statement	4.4(d)
Registrar	2.1
Regulation M-A Filing	4.4(d)
Representatives	7.1(a)
Requisite Regulatory Approvals	8.1(b)
Regulation M-A Filing	4.4(d)
Reverse Termination Fee	9.3(c)
Superior Proposal	7.1(d)
Surviving Company	2.3
Termination Fee	9.3(b)
Uncertainties Paragraph	1.1

ARTICLE II

THE MERGER

2.1 Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Nevada, and with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”), articles of merger (in each case, the “Articles of Merger”) in such form as is required by, and executed by the Surviving Company in accordance with, the relevant provisions of the NGCL and the BVIBCA and shall make all other filings or recordings required under the NGCL and BVIBCA.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada and with the Registrar, or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

2.2 Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Arent Fox LLP, 1675 Broadway, New York, New York  10019, unless another date, place or time is agreed to in writing by the Buyer and the Company.

2.3 Effects of the Merger.  At the Effective Time (i) the separate existence of the Company shall cease and the Company shall be merged with and into the Buyer (the Buyer following the Merger is sometimes referred to herein as the “Surviving Company”) and (ii) the memorandum and articles of association of the Buyer as in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Company, until further amended in accordance with the BVIBCA.  The Merger shall have the effects set forth in Section 92A.250 of the NGCL and Sections 173 and 174 of the BVIBCA.

2.4 Directors and Officers.  The directors of the Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Company and officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the articles of association of the Surviving Company.

ARTICLE III

CONVERSION OF SECURITIES

3.1 Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or authorized shares of the Buyer:

(a) Each of the Shares issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company’s treasury or by any wholly-owned Subsidiary of the Company and Shares owned beneficially by the Buyer or any wholly-owned Subsidiary of the Buyer) shall be converted into and represent the right to receive $1.90 in cash per share of the Shares, without any interest thereon (the “Merger Consideration”).

(b) Cancellation of Stock Owned by the Parties and Their Subsidiaries.  All of the Shares that are owned by the Company as treasury stock or by any wholly-owned Subsidiary of the Company and any Shares owned by the Buyer, any shareholder of the Buyer or any wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Treatment of Company Stock Options and Common Stock Purchase Warrants.  Prior to the Effective Time, the Company Board (and/or, if appropriate, the Compensation Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each Company Stock Option and each Company Stock Purchase Warrant, whether or not then vested or exercisable, shall, at the Effective Time, be cancelled, and each holder thereof, other than the Buyer, any shareholder of the Buyer or any wholly-owned Subsidiary of the Buyer, shall be entitled to receive a payment in cash as provided in Section 7.8(b) hereof (subject to any applicable withholding taxes).  As provided herein, unless otherwise determined by the Buyer, the Company Stock Plans (and any feature of any other Benefit Plans or other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company) shall terminate as of the Effective Time.  After the date hereof, the Company will not issue any Company Stock Options, Company Stock Purchase Warrants or other options, warrants, rights or agreements which would entitle any person to acquire any capital stock of the Company or, except as otherwise provided in this Section 3.1(c) or in Section 7.8, to receive any payment in respect thereof.

3.2 Exchange of Certificates, Company Stock Options and Company Stock Purchase Warrants.  The procedures for exchanging outstanding Shares for Merger Consideration, and outstanding Company Stock Options and Company Stock Purchase Warrants for Option Consideration, pursuant to the Merger are as follows:

(a) Exchange Agent.  As of the Effective Time, the Buyer shall deposit with the Company’s transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, Company Stock Options and Company Stock Purchase Warrants, for exchange in accordance with this Section 3.2, through the Exchange Agent, cash in an amount sufficient to pay the aggregate Merger Consideration and the aggregate Option Consideration (such aggregate consideration being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 3.1 to holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), and pursuant to Sections 3.1(c) and 7.8(b) to the holders of Company Stock Options and Company Stock Purchase Warrants.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, Company Stock Option and Company Stock Purchase Warrant (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, Company Stock Options and Company Stock Purchase Warrants shall pass, only upon delivery of the Certificates, Company Stock Options and Company Stock Purchase Warrants to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates, Company Stock Options and Company Stock Purchase Warrants in exchange for each holder’s respective Merger Consideration or Option Consideration.  Upon surrender of a Certificate, Company Stock Option or Company Stock Purchase Warrant for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of each Certificate, Company Stock Option and Company Stock Purchase Warrant shall be entitled to receive in exchange therefor cash representing (i) that number of whole Shares evidenced by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall immediately be cancelled; and/or (ii) the Option Consideration payable with respect to the surrendered Company Stock Option or Company Stock Purchase Warrant.  In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the payment representing the Merger Consideration payable to the registered holder may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each Certificate, Company Stock Option and Company Stock Purchase Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the payment contemplated by this Section 3.2 or Section 7.8(b), as the case may be.

(c) No Further Ownership Rights in Shares.  All payments upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and from and after the Effective Time there shall be no further registration of transfers on the share transfer books or register of members of the Surviving Company of the Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Subject to any applicable escheat or similar Law, any portion of the Exchange Fund which remains undistributed to the holders of Shares 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Shares who has not previously complied with this Section 3.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of his, her or its claim for Merger Consideration.

(e) Investment of Exchange Fund  The Exchange Agent shall invest cash included in the Exchange Fund, as directed by the Buyer, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable pursuant to the provisions of this Article III.  Any interest and other income resulting from such investments shall be paid to the Buyer.

(f) No Liability.  To the extent permitted by applicable Law, none of the Buyer, the Company, the Surviving Company or the Exchange Agent shall be liable to any holder of Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash payable to the holder of such Certificate pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(g) Withholding Rights.  Each of the Buyer and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of Law.  To the extent that amounts are so withheld by the Surviving Company or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Company or the Buyer, as the case may be.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure schedule delivered by the Company to the Buyer on or before the execution and delivery of this Agreement (the “Company Disclosure Schedule”).  The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV that contain references to such Company Disclosure Schedule; provided, however, that any information contained in response to any numbered or lettered section of this Article IV shall constitute disclosure pursuant to this Article IV.  For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Article IV.

4.1 Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have a Company Material Adverse Effect.  There is no jurisdiction in the United States in which the nature of the business conducted by the Company or property owned by it requires qualification as a foreign corporation.

(b) Section 4.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein and (ii) the Company’s interest in any Person which is not a Subsidiary, including any Person in which the Company has a non-controlling equity interest.

(c) The Company has delivered to the Buyer complete and accurate copies of the certificate of incorporation and by-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company, in each case as amended to date.  The Company is not in default under, or in violation of, its certificate of incorporation or by-laws, and each of its Subsidiaries is not in violation of its comparable organizational documents.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding or authorized for issuance, and 50,000,000 Shares.  The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s certificate of incorporation.  As of the date of this Agreement, 15,942,336 Shares were issued and outstanding, and no Shares were held in the treasury of the Company or by Subsidiaries of the Company.

(b) Section 4.2(b) of the Company Disclosure Schedule lists the number of Shares reserved for issuance pursuant to outstanding convertible notes, stock options and stock purchase warrants, as of the date of this Agreement and any plans or other arrangements under which additional notes, options and warrants may be issued or granted (collectively, the “Company Stock Plans”) and sets forth a complete and accurate list of all holders of outstanding notes convertible into, and options and warrants to purchase, Shares (such outstanding notes, options and warrants, respectively, the “Company Convertible Notes,” “Company Stock Options” and the “Company Stock Purchase Warrants”), whether or not granted under the Company Stock Plans, and the number of Shares issuable pursuant to each Company Convertible Note, each Company Stock Option and each Company Stock Purchase Warrant, and the conversion, exercise or purchase price, the date of grant or issuance, the repurchase price payable per unvested Share, and the expiration date thereof. The Company has provided to the Buyer accurate and complete copies of all Company Stock Plans, and the forms of all convertible note, stock option and common stock warrant agreements evidencing Company Convertible Notes, Company Stock Options and Company Stock Purchase Warrants, and there are no agreements, understandings or commitments to amend, modify or supplement such documents, which documents include any applicable provisions relating to adjustments in the number of Shares which may be issued pursuant thereto.

(c) Except (x) as set forth in this Section 4.2, and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.  Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations.

There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business or as disclosed in the Company SEC Reports.  Neither the Company nor any of its Affiliates is a party to or is bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries not disclosed in the Company SEC Reports. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries not disclosed in the Company SEC Reports.

(d) Shareholders of the Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.

(e) All outstanding Shares are, and all Shares subject to issuance as specified in Section 4.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NGCL, the Company’s certificate of incorporation or by-laws or any agreement to which the Company is a party.

(f) All of the outstanding shares of the Capital Stock of each of the Company’s Subsidiaries are owned as set forth in Note 1(d) of the Notes to Consolidated Financial Statements in the Company’s Form 10-Q for the quarter ended June 30, 2009 and have been issued in accordance with applicable law and the governing instruments of the Subsidiary, and are owned free and clear of any Encumbrances, except as disclosed in the Company SEC Reports. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any shares of the capital stock of any of the Company’s Subsidiaries, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of the capital stock of any of the Company’s Subsidiaries except as disclosed in the Company SEC Reports.

(g) All Company Stock Options, all Company Stock Purchase Warrants and all issued and outstanding Shares have been issued in compliance with the Securities Act and any applicable state blue sky Laws.  Any consents of the holders of Company Stock Options and Company Stock Purchase Warrants which are required in connection with the actions contemplated by Section 7.8 have been obtained, and such actions so contemplated comport with the requirements of the documents underlying any such derivative securities.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s shareholders under the NGCL (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, by the unanimous vote of all directors and upon the approval and recommendation of a special committee of the Company Board comprised solely of four independent directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the NGCL, (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any provision of the NGCL relating to a merger with interested stockholders (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) that might otherwise apply to the Merger and any other transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or by-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii)  conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 4.3(c) below, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree or Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, or (iv) result in the creation of a material lien on any of the material properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, could not constitute or could not reasonably be expected to constitute a Company Material Adverse Effect.  There are no consents, waivers or approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of Articles of Merger with the Secretary of State of the State of Nevada and with the Registrar, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iii) the filing of such reports, schedules or materials under Section 13, Rule 14a-12 or other relevant sections under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country.

(d) The affirmative vote of the holders of a majority of the outstanding Shares on the record date for the Company Shareholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Support Agreements.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

4.4 SEC Filings; Financial Statements; Reporting Requirements.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC and/or the Nasdaq Stock Market since June 1, 2006 pursuant to the Exchange Act (the “Company SEC Reports”), all of which are publicly available on the SEC’s EDGAR system; provided, however, that the Company has not filed a proxy statement on Schedule 14A or an information statement on Schedule 14C since September 8, 2006.  Prior to the Closing, the Company will have furnished to the Buyer a true, correct and complete copy of any additional Company SEC Reports filed with the SEC or the Nasdaq Stock Market on or after the date hereof but prior to the Closing.  The Company SEC Reports (i) were or will be filed on a timely basis, provided, however, that no representation is made that each current report on Form 8-K was filed on a timely basis, (ii) at the time filed, were, to the Company’s Knowledge at the time of such filing, or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports including the provision of all statements and certifications required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Report or necessary in order to make the statements in such Company SEC Report, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.  There are no off-balance sheet or securitization structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports and were not reflected therein.  As used in this Section 4.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or as otherwise reflected in the Company SEC Reports or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-QSB or Form 10-Q under the Exchange Act).  Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of operations, shareholders’ equity and cash flows contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) The business, property, management and financial condition of the Company is disclosed in the Company SEC Reports.  The Company SEC Reports, taken together, do not contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Company SEC Reports, taken together, not false or misleading.

(d) The information to be supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by the Buyer specifically for inclusion therein.  The information to be supplied by or on behalf of the Company for inclusion in the proxy statement (the “Proxy Statement”) to be sent to the shareholders of the Company in connection with the meeting of the Company’s shareholders to consider the Company Voting Proposal (the “Company Shareholders Meeting”), which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Shareholder Meeting, shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, or at the time of the Company Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.  If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

(e) During the periods subsequent to June 1, 2006 that the Company was subject to such requirements, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC.

(f) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(g) The Company has disclosed in the Company SEC Reports any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information.  The Company knows of no fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(h) As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting not disclosed in the Company SEC Reports.  To the Knowledge of the Company, there is no reason to believe that chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes−Oxley Act of 2002 when next due.  Buyer understands that the attestation by the Company’s registered independent public accounting firm is not required.

(i) None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

4.5 No Undisclosed Liabilities; Indebtedness.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for (i) liabilities and obligations that are specifically disclosed in type and amount on the Company Unaudited Balance Sheet or in the notes thereto and (ii) liabilities and obligations incurred in the Ordinary Course of Business since June 30, 2009, that are not and could not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries, reasonably be expected to have a Company Material Adverse Effect.

4.6 Absence of Certain Changes or Events.  Since the date of the Company Unaudited Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect (whether or not covered by insurance) that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement.

4.7 Taxes.  Due to the Buyer’s familiarity with the Company’s operations, the Company makes no warranties or representations with regard to Taxes.

4.8 Owned and Occupied Real Properties.  Due to the Buyer’s familiarity with the Company’s operations, the Company makes no warranties or representations with regard to the premises owned and/or occupied by the Company.

4.9 Intellectual Property.  Due to the Buyer’s familiarity with the Company’s operations, the Company makes no warranties or representations with regard to Intellectual Property.

4.10 Agreements, Contracts and Commitments; Government Contracts.

(a) Except as set forth in the exhibit indices for the Company’s Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess in the aggregate of $50,000, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), or (ii) any “Material Contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).  The contracts and agreements described in this Section 4.10(a) are referred to as “Company Material Contracts.”

(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the Knowledge of the Company, any other party thereto, and each Company Material Contract is in written form and in full force and effect.  Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both could result in such a breach or default, except in each case where any such breaches or defaults could not, except as disclosed in the Company SEC Reports, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under any Company Material Contract by any other party thereto.  Prior to the date hereof, the Company has made available to the Buyer true and complete copies of all Company Material Contracts.

4.11 Litigation; Product Liability; Product Recalls.  There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that:  (i) individually or in the aggregate, constitute or could reasonably be expected to constitute a Company Material Adverse Effect; or (ii) seek to delay, alter or prevent the consummation of the transactions contemplated hereby.

4.12 Environmental Matters.  Due to the Buyer’s familiarity with the Company’s operations, the Company makes no warranties or representations with regard to the Company’s compliance with and/or obligations pursuant to applicable Laws pertaining to environmental regulation.

4.13 Employee Benefit Plans.  Due to the Buyer’s familiarity with the Company’s operations, the Company makes no warranties or representations with regard to the Company’s compliance with and/or obligations pursuant to applicable Laws pertaining to employee benefits.

4.14 Compliance With Laws.  The Company, each of its Subsidiaries and their respective businesses as previously conducted and as now, to the Knowledge of the Company, being conducted have complied and do comply with, were not and are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had a Company Material Adverse Effect.

4.15 Labor Matters.  Due to the Buyer’s familiarity with the Company’s operations, the Company makes no warranties or representations with regard to the Company’s compliance with and/or obligations pursuant to applicable Laws pertaining to employment and employment practices.

4.16 Opinions of Financial Advisors.  Brean Murray, Carret & Co., LLC. (“BMC”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares, and such opinion has not been withdrawn or modified.  The Company has made available to the Buyer accurate and complete copies of all agreements under which fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of BMC.

4.17 Insurance.  Due to the Buyer’s familiarity with the Company’s operations, the Company makes no warranties or representations with regard to matters pertaining to property, casualty and other insurance.

4.18 Brokers.  No agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.19 Certain Approvals.  The Company has taken all necessary action to ensure that no provisions of the NGCL relating to transactions with control parties would adversely affect the ability of the Company (assuming the Merger receives stockholder approval) to consummate the transactions contemplated by this Agreement, including the Merger.

4.20 Unlawful Payments.  Neither the Company, any of its Subsidiaries, any director, officer, employee, shareholder, agent or representative of the Company or any of its Subsidiaries, nor any Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for the Company or any of its Subsidiaries or to secure contracts, (ii) to pay for favorable treatment for the Company or any of its Subsidiaries or for contracts secured, (iii) to obtain special concessions for the Company or any of its Subsidiaries or for special concessions already obtained or (iv) in violation of any legal requirement.

4.21 Affiliate Transactions.  Other than this Agreement and the transactions disclosed in the Company SEC Reports, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S−K under the Securities Act.

4.22 Guaranteed Senior Notes.  The indentures governing the Company’s 12% Guaranteed Senior Notes Due 2012 in the aggregate principal amount of $16,000,000 and the Company’s 3.0% guaranteed senior convertible notes due 2012 in the principal amount of $14,000,000 contain provisions entitling the holders thereof to accelerate the maturity of such notes upon consummation of a transaction such as the Merger.  The Company has entered into an agreement with the holders of such notes that provides for such noteholders’ forbearance or waiver of such rights on and subject to the conditions set forth therein.

4.23 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV of this Agreement, in the Company Disclosure Schedule or any certificate or instrument furnished by the Company or any of its Subsidiaries pursuant to this Agreement or the disclosures in the Company SEC Reports, the Buyer acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to the Buyer. Except in the case of fraud or willful misrepresentation, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer, or use by the Buyer of, any such information, including any information, documents, projections, forecasts or other material made available to the Buyer in the online data room to which the Buyer was given access, and pursuant to the confidential information memorandum and management presentations provided by the Company to the Buyer, in each case prior to the date of execution of this Agreement.

(b) In connection with investigation by the Buyer of the Company and its Subsidiaries, the Buyer has received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. the Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, the Buyer shall have no claim against anyone with respect thereto. Accordingly, the Buyer acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company that the statements contained in this Article V are true and correct.

5.1 Organization, Standing and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) The execution and delivery of this Agreement by the Buyer does not, and the consummation by the Buyer of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the memorandum or articles of association of the Buyer, (ii) impair or threaten to impair in any manner the ability of the Buyer to provide the Merger Consideration required by this Agreement or otherwise perform its obligation under this Agreement, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii) and (iv) of Section 5.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or any of its or their properties or assets, except in the case of clause (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) the filing of Articles of Merger and any amendment to the memorandum and articles of association of the Surviving Company with the Registrar;  (iii) the issuance of a certificate of merger by the Registrar pursuant to Section 171 of the BVIBCA; (iv) the filings of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country.

5.3 Information Provided.  None of the information supplied or to be supplied by the Buyer in writing specifically for inclusion in any Regulation M-A Filing or the Proxy Statement shall at the time the Regulation M-A Filing is filed with the SEC or the Proxy Statement is sent to shareholders of the Company to consider the Company Voting Proposal (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

5.4 Financing.  The Buyer has possession of, or has available to it under existing lines of credit, sufficient funds to consummate the transactions contemplated by this Agreement.

5.5 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer for which the Company could have any liability if the Closing does not occur.

5.6 Shares. The Buyer is an “interested stockholder” of the Company as defined in Section 78.3787 of the NGCL, assuming that the Company is an issuing corporation as defined in Section 78.3787 of the NGCL.  The Buyer is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement or as disclosed in the Company SEC Reports).

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Covenants of the Company.  Except as expressly provided herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations, and the continuation subsequent to June 30, 2009 of defaults in financial covenants as described in Note 2 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-Q for the quarter ended June 30, 2009), comply with all applicable Laws, rules and regulations, and use best efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, and except as otherwise expressly required by this Agreement or in the Ordinary Course of Business, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Buyer:

(a) adopt any amendment to its certificate of incorporation or by-laws or comparable charter or organizational documents;

(b) sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock owned by it in any of its Subsidiaries;

(c) (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, of such Person other than the issuance by the Company of Shares pursuant to the exercise of Company Stock Options or Company Stock Purchase Warrants or Company Convertible Securities outstanding on the date hereof in accordance with the terms of such instruments or (B) any other securities in respect of, in lieu of, or in substitution for, capital stock outstanding on the date hereof, or (ii) make any other changes in its capital structure; it being understood that the issuance of certificates for Shares upon the transfer of outstanding Shares shall not be deemed to be a reissuance prohibited by this Section 6.1(c);

(d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for dividends by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any capital stock, or any of its other securities;

(f) sell, transfer, lease, mortgage, encumber, license, pledge, abandon, cancel, surrender, allow to lapse or expire, or otherwise dispose of, encumber or subject to any material Lien, any assets or property (including Intellectual Property);

(g) acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof or any assets;

(h) incur, guarantee, or modify in any material respect, any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), enter into, renew or amend in any material respect any contract or agreement which is or would be a Material Contract or would be material to the Company and its Subsidiaries taken as a whole, authorize any material new capital expenditures, or take any actions to materially change in a manner adverse to the Company or its Subsidiaries, relationships with material product vendors and suppliers;

(i) sublease, license, grant any material easement affecting and/or transfer any interest in any land use rights, or materially amend or terminate any leasehold interest in any land use rights;

(j) except (i) as contemplated by this Agreement, or (ii) as required by applicable Law, (A) increase or decrease the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (B) adopt or enter into any new employee benefit plan, arrangement or employment contract or (C) hire or terminate any officer other than termination for cause;

(k) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiary of the Company, on the one hand, and (ii) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S−K;

(l) settle or dismiss any Action threatened against, relating to or involving the Company or any of its Subsidiaries in connection with any business, asset or property of the Company and any of its Subsidiaries, but not in a manner that would prohibit or materially restrict the Company from operating as it has historically;

(m) surrender any right to claim a material Tax refund;

(n) make any changes in accounting policies or procedures other than as required by GAAP or a Governmental Entity unless such change is recommended by the Company’s registered independent accounting firm;

(o) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or any board of directors or similar body of any Subsidiary in support of, any of the actions prohibited by this Section 6.1.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) No Solicitation or Negotiation.  Except as expressly permitted in this Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Shares;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal; or

(iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.

The Company shall use its reasonable best efforts to take the necessary steps promptly to inform the Persons described in the first sentence of this Section 7.1(a) of the obligations undertaken under this Section.

Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal (provided that neither the Company nor its Company Board may recommend any Acquisition Proposal unless permitted by Section 7.1(b) below and the Company may not fail to make or withdraw, modify or change in a manner adverse to the Buyer all or any portion of the Company Board Recommendation unless permitted by Section 7.5 (in which case the Buyer shall have the right to terminate this Agreement as set forth in Section 7.1(b)(ii)), and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Buyer of, all or a portion of the Company Board Recommendation) or (ii) prior to the adoption of this Agreement by the Company’s shareholders in accordance with this Agreement, (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement, or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law and that such Acquisition Proposal will, or would reasonably be expected to, result in, a Superior Proposal, and (y) the Company shall have informed the Buyer promptly following (and in no event later than 24 hours after) the taking by it of any such action.

(b)  Receipt of an Unsolicited Acquisition Proposal.  Notwithstanding anything in this Section 7.1 to the contrary, if, at any time prior to the approval of this Agreement by the Company’s shareholders in accordance with this Agreement, the Company, the Company Board or any of the Representatives receives a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of Section 7.1(a):

(i) the Company shall (A) promptly (and in no event later than 48 hours after receipt of an Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth in reasonable detail its material terms and conditions) the Buyer that it has received an Acquisition Proposal and thereafter shall keep the Buyer reasonably informed of the status and material terms and conditions of any proposals or offers; and (B) make available to the Buyer (to the extent it has not already done so) all material non-public information made available to any Person making an Acquisition Proposal at substantially the same time as it provides it to such other Person; and

(ii) if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to such bona fide written Acquisition Proposal, that such proposal is a Superior Proposal and that terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to the shareholders of the Company is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law, the Company may terminate this Agreement and/or the Company Board may approve or recommend such Superior Proposal to its shareholders, and immediately prior to or concurrently with the termination of this Agreement, enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 7.1(b)(ii) the Company pays to the Buyer the Termination Fee payable pursuant to Section 9.3(b); and provided, further, however, that the Company shall not exercise its right to terminate this Agreement and the Company Board shall not recommend a Superior Proposal to its shareholders pursuant to this Section 7.1(b) unless the Company shall have delivered to the Buyer a prior written notice advising the Buyer that the Company or the Company Board intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, this notice to be delivered not less than three Business Days prior to the time the action is taken, and, during this three Business Day period, the Company and its advisors shall negotiate in good faith with the Buyer to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(c) Termination of All Pending Discussions.  The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal shall return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of it or any of its Subsidiaries.

(d) Definitions.  For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than from the Buyer and its Affiliates) relating to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company and its Subsidiaries (or any of them) or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its Subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (provided that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning set forth in Section 7.1(d)(i), except that references to “20% or greater” and “20% or more” shall be deemed to be references to “90% or greater” and “90% or more,” respectively) that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the Person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreements committed to in writing by the Buyer in response to such Acquisition Proposal).

7.2 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC.

(b) Each of the Buyer and the Company shall respond to any comments of the SEC, if any, and the Company shall use its best efforts to cause the Proxy Statement to be cleared under the Exchange Act and, as promptly as practicable after such filing, mailed to its shareholders at the earliest practicable time thereafter.  Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any filing pursuant to this Section or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to this Section.  The Company shall use its best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section  to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to this Section, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

(c) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky Laws and the rules and regulations thereunder.

7.3 Nasdaq Quotation.  The Company agrees not to take or permit to be taken on its behalf any action which would result in the quotation of the Shares no longer being continued on The Nasdaq Capital Market during the term of this Agreement.

7.4 Access to Information.  Subject to applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, full access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws, (b) the internal or external reports prepared by it or its Subsidiaries in the Ordinary Course of Business that are reasonably required by the Buyer promptly after such reports are made available to the Company’s personnel, and (c) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request.  The Buyer will hold any such information which is nonpublic in confidence.  No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

7.5 Shareholders Meeting.  As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold the Shareholders Meeting and (ii) (A) include in the Proxy Statement the recommendation of the Company Board that the terms of this Agreement are fair to and in the best interest of the shareholders of the Company, declaring this Agreement advisable and that the shareholders of the Company vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided, that the Company Board may fail to make or may withdraw, modify or change in a manner adverse to the Buyer all or any portion of the Company Board Recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law.

7.6 Cooperation; Further Action.

(a) The Company and the Buyer shall each use its reasonable best efforts (subject to, and in accordance with applicable Laws) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, actions or non-actions, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (v) publicly support this Agreement and the Merger and (vi) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Company and the Buyer shall consult and cooperate with each other in connection with obtaining such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby and, subject to applicable Laws relating to the sharing of information, providing copies in advance of any proposed filing to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.  The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with the Buyer in advance and, to the extent permitted by such Governmental Entity, gives the Buyer and its outside counsel the opportunity to attend and participate at such meeting or proceeding; provided, however, that this Section 7.6(a) shall not be construed to prohibit the Company from discussing with the SEC staff any comments raised by the staff in its review of the Proxy Statement.

(b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent the occurrence of an event that has had or may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

7.7 Public Disclosure.  Except as may be required by Law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall consult with and obtain the consent of the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

7.8 Company Stock Plans.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by Section 3.1(c) in respect of all outstanding Company Stock Options and Company Stock Purchase Warrants, and thereafter the Company Board (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.

(b) Payments in Respect of Company Stock Options and Company Stock Purchase Warrants.  Each Company Stock Option and Company Stock Purchase Warrant cancelled pursuant to Section 3.1(c) shall, upon cancellation, be converted into the right to receive an amount in cash equal to the product of (i) the number of Shares subject to such Company Stock Option, whether or not then exercisable, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share subject or related to such Company Stock Option or Company Stock Purchase Warrant (the “Option Consideration”), provided, however, that none of the Buyer, any shareholder of the Buyer or any wholly-owned Subsidiary of the Buyer, shall be entitled to receive payment of any Option Consideration with respect to any Company Stock Option and/or Company Stock Purchase Warrant which any of them may hold.

(c) Time of Payment.  The cash amount described in paragraph (b) of this Section 7.8 shall be paid as promptly as is practicable after the Effective Time.

(d) Withholding.  All amounts payable pursuant to Section 3.1(c) and Section 7.8(b) and (c) shall be subject to any required withholding of taxes and shall be paid without interest.

7.9 Shareholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld or delayed.

7.10 Notification of Certain Matters.  The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur could be reasonably likely to cause (i) (x) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (y) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any failure of the Buyer or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving such party or any of its Subsidiaries that relate to the consummation of the Merger, or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.11 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer or director may have under any employment agreement or Benefit Plan or under the Company’s certificate of incorporation or bylaws, after the Effective Time, the Buyer shall, and shall cause the Surviving Company to, indemnify and hold harmless each present (as of the Effective Time) and each former officer or director of the Company and its Subsidiaries (the “Indemnified Directors and Officers”), against all Actions, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of the Company or any of its  Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law for a period of six years from the Effective Time. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any Action from the Surviving Company within ten Business Days of receipt by the Surviving Company from the Indemnified Director or Officer of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the NGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such Action or such Indemnified Director or Officer otherwise consents.

(b) The memorandum of association and articles of association of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, and the applicable provisions of the NGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to the Effective Time, the Company shall endeavor to (and if it is unable to, the Buyer shall cause the Surviving Company to after the Effective Time) obtain and fully pay in one payment for “tail” insurance policies (providing only for the Side A coverage for Indemnified Directors and Officers where the existing policies also include coverage for the Company) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. The Buyer shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 7.11 of the Company Disclosure Schedule.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any Indemnified Director or Officer or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.11 shall continue in effect until the final disposition of such Action.

(e) The covenants contained in this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

7.12 Loans to Company Employees, Officers and Directors.  Prior to the Effective Time, all loans by the Company or any of its Subsidiaries to any of their employees, officers or directors shall have been repaid in full by the applicable borrowers.

7.13 Takeover Statutes and Laws.  If any anti-takeover Law (including, without limitation, a “fair price,” “moratorium,” or “control share acquisition” statute) becomes applicable to the Merger, or any of the other transactions contemplated by hereby or thereby, the Company and the Company Board shall, to the extent it may legally do so at such time, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such Law on such transactions.

7.14 Standstill Agreements; Confidentiality Agreements.  During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its Subsidiaries or which relate to securities of the Company, other than client and customer agreements entered into by the Company or its Subsidiaries in the Ordinary Course of Business.  During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

ARTICLE VIII

CONDITIONS TO MERGER

8.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Company Voting Proposal shall have been duly approved and adopted at the Company Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Company under applicable Law and the Company’s certificate of incorporation and by-laws.

(b) Governmental Approvals.  Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would proscribe or prohibit the consummation of the transactions contemplated hereby (all such authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, collectively, the “Requisite Regulatory Approvals”) shall have been filed, obtained or occurred.

(c) Proxy Statement.  No stop order suspending, or similar proceeding relating to, the Proxy Statement shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2 Additional Conditions to Obligations of the Buyer.  The obligations of the Buyer to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Sections 4.2(c), (e) and (f), 4.3, 4.18 and 4.19 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), and (ii) the other representations and warranties of the Company contained in this Agreement (disregarding any Company Material Adverse Effect qualifiers therein) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (ii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Governmental Approvals.  Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity required on the part of the Buyer or any of its Subsidiaries in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, could reasonably be expected to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Third Party Consents.  The Company shall have obtained any required consent or approval of any third party (other than a Governmental Entity) listed or described on Section 8.2(d) of the Company Disclosure Schedule which section of the Disclosure Schedule shall be updated to reflect any Company Material Agreements entered into between the date of this Agreement and the Closing Date.

(e) No Restraints.  There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the Shares (or shares of stock of the Surviving Company) including the right to vote any such shares on any matters properly presented to shareholders, (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares or (iv) seeking to obtain from the Company or the Buyer any material damages.

(f) Absence of Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred, and there shall exist no change, event, circumstance, development or effect that could, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(g) Resignations.  Unless otherwise specified in a notice given by the Buyer to the Company not less than three Business Days prior to the Closing, the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries; provided, however, that the failure of the Company to obtain the resignation of any of such directors shall not affect the provisions of Section 2.4 of this Agreement, and the term of any director of the Company or any Subsidiary whose position as a director does not continue pursuant to said Section 2.4 shall expire on and as of the Closing.

8.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of the Buyer set forth in this Agreement and in any certificate or other writing delivered by the Buyer pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality, Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer.  The Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) Governmental Approvals.  Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity required on the part of the Buyer in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, could reasonably be expected to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, shall have been obtained or shall have occurred on terms and conditions which, individually or in the aggregate, could not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Merger Consideration.  The Buyer shall have provided for the delivery, by wire transfer to the Exchange Agent, of the Merger Consideration and the Option Consideration.

(e) Absence of Buyer Material Adverse Effect.  No Buyer Material Adverse Effect shall have occurred, and there shall exist no change, event, circumstance, development or effect that could, individually or in the aggregate, reasonably be expected to have, a Buyer Material Adverse Effect.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(f), by written notice by the terminating party to the other party, specifying the provision of this Agreement pursuant to which such termination is effected), whether before or, subject to the terms hereof, after adoption of this Agreement by the shareholders of the Company and the Buyer:

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by January 31, 2010 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill its obligations under this Agreement in any material respect has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date) and, provided further that, in the event that the conditions set forth in Sections 8.1(d) or 8.2(c)  above shall not have been satisfied by the Outside Date, either the Buyer or the Company may unilaterally extend the Outside Date until March 15, 2010 upon written notice to the other by the Outside Date, in which case the Outside Date shall be deemed for all purposes to be March 15, 2010; or

(c) by either the Buyer or the Company if (i) a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having any of the effects set forth in Section 8.1(d) or (ii) a Governmental Entity that must grant a Requisite Regulatory Approval has denied the applicable Requisite Regulatory Approval and such denial has become final and nonappealable, provided that in the case of clause (i) or (ii) the party seeking to terminate this Agreement has complied with its obligations in Section 7.6; or

(d) by either the Buyer or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Buyer is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if a Triggering Event shall have occurred; or

(f) by the Company (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement such that the condition set forth in Section 8.3(a) or 8.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 10 Business Days following notice of such breach and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if  the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) prior to the approval of the transactions contemplated by this Agreement by the shareholders of the Company in accordance with this Agreement, pursuant to, and subject to the terms and conditions of, Section 7.1(b)(ii).

9.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company or their respective officers, directors, shareholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Section 9.3, this Section 9.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

9.3 Fees and Expenses.

(a) Except as set forth in this Section 9.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally all fees paid under the applicable Antitrust Laws of other jurisdictions which impose pre-merger notification requirements upon parties to a merger or acquisition transaction.  For purposes of this Agreement, “Expenses” shall mean all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(b) In the event that this Agreement is terminated by the Buyer pursuant to clause (i) or (ii) of Section 9.1(e) or by the Company pursuant to clause (i) or (ii) of Section 9.1(f), then the Company shall pay to the Buyer $500,000 (the “Termination Fee”), at or prior to the time of, and as a pre-condition to the effectiveness of, termination in the case of a termination pursuant to Section 9.1(f) or as promptly as practicable (but in any event within two Business Days) in the case of a termination pursuant to Section 9.1(e), payable by wire transfer of same day funds.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(f)(i) (if at the time of such termination there is no state of facts or circumstances (other than a state of facts or circumstances caused by or arising out of a breach of Buyer’s representations, warranties, covenants or other agreements set forth in this Agreement) that would reasonably be expected to cause the conditions set forth in Section 8.3(a) and Section 8.3(b) not to be satisfied on or prior to the Outside Date), Buyer shall pay $500,000 (the “Reverse Termination Fee”) to, or as directed by, the Company, as promptly as reasonably practicable (and, in any event, within two business days following such termination) by wire transfer of same day funds.

(d) If:  (i) this Agreement is terminated by the Buyer or the Company pursuant to Section 9.1(d); (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (iii) on or prior to the date 12 months after the date of termination of this Agreement, either: (A) an Acquisition Proposal is consummated; or (B) a definitive agreement with respect to an Acquisition Proposal is entered into by the Company (or any other Acquisition Proposal among or involving the parties to such definitive agreement or any of such parties’ controlled or controlling Affiliates) is consummated, then, prior to the consummation of such Acquisition Proposal, the Company shall pay to the Buyer the Termination Fee as promptly as practicable (but in any event within two Business Days of any such event), provided that any fees paid by the Buyer under Section 9.3(b) shall be credited against the fee to be paid under this Section 9.3(d).

(e) The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  In the event that the Company shall fail to pay the Termination Fee when due or Buyer shall fail to pay the Reverse Termination Fee when due, the Company or Buyer, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any Action) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE X

MISCELLANEOUS

10.1 Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the Buyer, provided, however, that, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso in Section 10.1, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

10.3 Non−Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, and the other agreements and documents contemplated to be delivered in connection herewith, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (ii) this Article X.

10.4 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 10.4 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) if delivered in any other manner, upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a) if to the Buyer, to

Skywide Capital Management Limited
1603-1604 Tower B Fortune Centre Ao City
Chaoyang District
Beijing, China  100107
Attn:           Deng Tianzhou, Director
Telephone:
Facsimile: +86 10 84928665

with a copy to:

Mintz & Fraade, PC

488 Madison Avenue

New York New York  10022

Attention:             Alan P. Fraade

Telephone No:      (212) 486-2500

Facsimile No:         (212) 486-0701

(b) if to the Company, to

Sinoenergy Corporation.
1603-1604 Tower B Fortune Centre Ao City
Chaoyang District
Beijing, China  100107
Attn:           Shiao Ming Sheng, Chief Financial Officer
Telephone:  +86 10 849927035-808
Facsimile: +86 10 84928665

with a copy to:

Arent Fox LLP
1675 Broadway
New York, NY 10019
Attn:           Steven D. Dreyer, Esq.
Telephone:  (212) 484-3917
Facsimile: (212) 484-3990

10.5 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

10.6 No Third Party Beneficiaries.  Except for Section 7.11, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, following the Effective Time, the right of each shareholder to receive the Merger Consideration and the right of each holder of a Company Stock Option or Company Stock Purchase Warrant to receive the Option Consideration.

10.7 Assignment.  No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that from and after the Effective time, this Agreement may be assigned (in whole but not in part) to an Affiliate of a party hereto.  Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.7 is void.

10.8 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.9 Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.10 Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.11 Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York to be applied, provided, however, that the NGCL shall govern the filing of the Articles of Merger in, and the effects of the Merger in, Nevada and the BVIBCA shall govern the filing of the Articles of Merger in, and the effects of the Merger in, the British Virgin Islands.

10.12 Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.13 Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.4.  Nothing in this Section 10.13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

10.14 Waiver Of Jury Trial.  EACH OF THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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Agreement and Plan of Merger – Signature Page

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Skywide Capital Management Limited

By:           /s/ Tianzhou Deng
Tianzhou Deng, Director

By:           /s/ Bo Huang
Bo Huang, Director

Sinoenergy Corporation

By:           /s/ Anlin Xiong
Anlin Xiong, Vice President

EXHIBIT A

DISCLOSURE SCHEDULE

TO THE MERGER AGREEMENT

BETWEEN

SKYWIDE CAPITAL MANAGEMENT LIMITED

AND

SINOENERGY CORPORATION

Dated as of October 12, 2009

The information set forth below, dated as of October 12, 2009, has been given pursuant to the Merger Agreement dated October 12, 2009 (the “Merger Agreement”) by and between Skywide Capital Management Limited and Sinoenergy Corporation.  The section numbers set forth herein correspond to the section numbers in the Merger Agreement.  Any information disclosed in any section of this Schedule shall qualify only such specifically enumerated section of the Merger Agreement and any other section thereof to which an explicit and clear cross-reference has been made.

Definitions used in the Merger Agreement shall have the same meanings when used in this Schedule as when used in the Merger Agreement unless the context otherwise requires.

Section 4.1(b)                                List of Subsidiaries

A.  Subsidiaries included in consolidated financial statements

Name	Percent
Sinoenergy Holding Limited	100%
Qingdao Sinogas General Machinery Limited Corporation (“Sinogas”)	75.05%
Qingdao Sinogas Yuhan	81%*
Wuhan Sinoenergy Gas Company Limited	80%**
Pingdingshan Sinoenergy Gas Company Limited	90%
Jiaxing Lixun Automotive Electronic Company Limited	81%*
Hubei Gather Energy Company Limited	80%
Xuancheng Sinoenergy Vehicle Gas Company Limited	100%
Qingdao Jingrun General Machiner Company Limited	100%
Qingdao Sinoenergy General Machinery Company Limited	100%
Nanjing Sinoenergy Gas Company Limited	90%

*           These subsidiaries are owned 75% by Sinogas and 25% by Sinoenergy Holding Limited.
**           This subsidiary is owned 40% by Sinogas and 50% by Sinoenergy Holding Limited.

B.  Companies in which the Company has a minority interest.

Name	Percent
Anhui Gather Energy Company	20%
Sinogas General Luxi Natural Gas Facilities Co., Ltd.	40%

Section 4.2(b)

Set forth below is information as to the number of shares of common stock issuable upon conversion or exercise or outstanding Company Convertible Notes, Company Stock Options and Company Stock Purchase Warrants.

A.  Company Convertible Notes

The Company has outstanding 3.0% senior convertible notes due 2012 in the principal amount of $14,000,000.  If these notes are not converted prior to maturity the Company is required to redeem the convertible notes at the amount which results in a yield to maturity of 13.8% per annum, net of interest previously received, plus any interest accrued on overdue principal (and, to the extent lawful, on overdue interest) and premium, if any, at a rate which is 3% per annum in excess of the rate of interest then in effect.  At present, 3,333,333 shares are issuable upon conversion of the notes. The agreement has provisions which may increase the number of shares issuable upon conversion of the note if the Company fails to meet certain earnings tests for 2008 and 2009.  The calculation for 2008 has not been made.

B.  Company Stock Options

The following table sets forth information as to shares issuable pursuant to the terms of options granted by the Company, whether or not pursuant to any option plan.

Price	No. of Shares Subject to Options	Expiration Date
$1.30	60,000	June 1, 2009
$4.06	10,000	April 1, 2012
$4.00	590,000	April 9, 2012
$8.20	60,000	January 9, 2013
$6.20	40,000	March 9, 2013
$5.80	10,000	April 1, 2013

C.  Company Stock Purchase Warrants

The following table sets forth information as to shares issuable pursuant to the terms of common stock purchase warrants issued by the Company.

Price	No. of Shares Subject to Options	Expiration Date
$1.70	85,715	June 2, 2011
$2.40	369,644	June 2, 2011
$4.20	75,000	February 17, 2010
$8.00	25,000	March 1, 2012